UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Benninger, Edward C.
   One Valero Place
   San Antonio, TX  78212
   USA
2. Issuer Name and Ticker or Trading Symbol
   Valero Energy Corporation
   VLO
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   01/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, $.01 par valu|01/04/|M   | |27,791            |A  |           |                   |      |                           |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|01/21/|M   | |12,826            |A  |           |                   |      |                           |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|01/04/|F   | |11,607            |D  |$22.50     |                   |      |                           |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|01/21/|F   | |5,264             |D  |$19.25     |133,580            |      |                           |
e                          |99    |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|      |    | |                  |   |           |1,930.765          |I(1)  |401(k) Plan                |
e                          |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
  Restricted Shares (S|(2)     |01/04|M   | |10,800     |D  |01/04|01/04|Common Stock|10,800 |       |0           |D  |            |
ettlement)            |        |/99  |    | |           |   |/99  |/99  |            |       |       |            |   |            |
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  Performance Shares (|(3)     |01/04|M   | |8,325      |D  |01/04|01/04|Common Stock|8,325  |       |0           |D  |            |
Settlement)           |        |/99  |    | |           |   |/99  |/99  |            |       |       |            |   |            |
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  Performance Shares (|(4)     |01/04|M   | |8,666      |D  |01/04|01/04|Common Stock|8,666  |       |0           |D  |            |
Settlement)           |        |/99  |    | |           |   |/99  |/99  |            |       |       |            |   |            |
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  Performance Shares (|1 for 1.|01/21|M   | |12,826     |D  |01/21|01/21|Common Stock|12,826 |       |0           |D  |            |
Settlement)           |5       |/99  |    | |           |   |/99  |/99  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) The information reported is based on plan balances as of January 31, 1999. This information does not reflect transactions and holdings subsequent to that date that are eligible for deferred reporting on Form
5.
(2) Settlement of prior restricted stock award which the reporting person elected to defer receipt of until January of the year following the reporting person's retirement.
(3) Settlement of prior performance share awards which the reporting person elected to defer receipt of until January of the year following the reporting person's
retirement.
(4) Settlement of unvested portion of prior performance share awards upon reporting person's retirement as President of Valero Energy Corporation. SIGNATURE OF REPORTING PERSON
/s/ Eric A. Fisher as Attorney-in-Fact
DATE
02/09/99